Exhibit 3.1
ARTICLE VII.

CERTIFICATES REPRESENTING SHARES

Section 1. Certificates. The shares of the Corporation shall be represented by certificates in such form as shall be determined by the Board of Directors or, where allowed or required by applicable law, shall be electronically issued without a certificate. A resolution approved by the Board of Directors may provide that some or all of any or all classes and series of the shares of the Corporation will be uncertificated shares. Certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall state on the face thereof the holder's name, the number and class of shares, and the par value of such shares or a statement that such shares are without par value. Each certificate shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures on a certificate may be facsimile.

Section 2. Legends. The Board of Directors shall have the power and authority to provide that certificates representing shares of stock shall bear such legends, including, without limitation, such legends as the Board of Directors deems appropriate to assure that the Corporation does not become liable for violations of federal or state securities laws or other applicable law.

Section 3. Lost Certificates. The Corporation may issue a new certificate representing shares in place of any certificate theretofore issued by the Corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. The Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such form, in such sum, and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4. Transfer of Shares. Certificated or uncertificated shares of stock shall be transferable only on the books of the Corporation by the holder thereof or by his duly authorized attorney. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation or the transfer agent of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 5. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any certificated or uncertificated share or shares of stock as the holder in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim or interest in such certificated or uncertificated share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.